EXHIBIT 8(h)(1)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT (VANGUARD)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated and effective as of May 1, 2011, by and among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation, and Transamerica Financial Life Insurance Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated March 28, 2006 (the “Agreement”) and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree as follows:

1. Amendment to Article III. Article III of the Agreement is hereby amended by adding a new Section 3.4 as follows:

“3.4. Summary Prospectuses.

(i) The parties acknowledge and agree that the Fund is not obligated to provide the Company with a summary prospectus with respect to a Portfolio (a “Fund Summary Prospectus”). Notwithstanding the foregoing, in the event that the Fund offers a Fund Summary Prospectus, the Sponsor represents and warrants that such Fund Summary Prospectus and the hosting of such Fund Summary Prospectus on a website maintained by the Sponsor or its agent in accordance with Rule 498 of the 1933 Act (“Rule 498”) will comply with all applicable state and federal securities laws. For purposes of this Section 3.4, “summary prospectus” shall have the meaning set forth in Rule 498.

(ii) The parties acknowledge and agree that the Company, in its sole discretion, may elect to distribute a Fund Summary Prospectus, if issued by the Fund, to its Variable Insurance Product owners. In the event that the Company elects to distribute a Fund Summary Prospectus, the Company represents and warrants that it will comply with all laws and regulations applicable to the Company, the Accounts, or the Variable Insurance Products in connection with the use of such Fund Summary Prospectus.

(iii) In the event that the Sponsor elects to discontinue the use of a Fund Summary Prospectus, the Sponsor agrees to use commercially reasonable efforts to provide the Company with prior notice of such discontinuation.”

2. Addition of new Article XIII. The Agreement is hereby amended by adding a new Article XIII as follows:

“ARTICLE XIII. Proprietary Information and Privacy

Each party hereto acknowledges that the identities of the other party’s customers, information maintained by such other party regarding those customers (“Customer Information”), and all computer programs and procedures developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party’s prior written consent, or (c) as required by law or judicial process. In addition to the foregoing, Sponsor shall have the additional limited right to use Customer Information supplied by the Company for Sponsor’s own internal business purposes, including but not limited to, service processing, resource allocation, and performance metrics. Sponsor will not use such Customer Information to solicit business from an underlying customer unless Sponsor has an existing relationship with the underlying customer. Sponsor may solicit business from underlying customers with which it does not have an existing relationship; provided that it does so without using such Customer Information. Each party agrees to comply, with all applicable privacy and data security laws, such as state and federal laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999 and the Commonwealth of Massachusetts. Each party agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate. Notwithstanding the foregoing, this Article XIII shall not prohibit either party from utilizing the other party’s Customer Information for any purpose whatsoever, if and to the extent such Customer Information: (i) is or becomes a matter of public knowledge through no fault of such party; or (ii) was in such party’s possession or known by it prior to receipt from such other party; or (iii) was rightfully disclosed to such party by another person without restriction; or (iv) is independently developed by such party without access to such other party’s Customer Information.”

3. Amendment to Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

4. Amendment to Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

5. No Other Modifications. Except as specifically modified herein, the Agreement remains in full force and effect in accordance with its terms. All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

6. Counterparts. This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ Heidi Stam	By:	/s/ Martha G. Papariello
Name: Heidi Stam		Name: Martha G. Papariello
Title: Secretary		Title: Principal

VANGUARD MARKETING CORPORATION		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Heidi Stam	By:	/s/ Arthur D. Woods
Name: Heidi Stam		Name: Arthur D. Woods
Title: Senior Vice President		Title: Vice President

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Contract Funded by Separate Account
TFLIC Separate Account VNY December 14, 2004	Advisor’s Edge® NY Variable Annuity (or successor marketing names) AV1197 101 200 505

Separate Account VA PP March 29, 2011	Flexible Premium Variable Annuity – R, under marketing name: Transamerica Advisor EliteSM Variable Annuity (NY)”

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Fund shall be made available as investments underlying the Variable Insurance Products:

Equity Index Portfolio

Mid-Cap Index Portfolio

REIT Index Portfolio

Short-Term Investment-Grade Portfolio

Total Bond Market Index Portfolio

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